Exhibit 10.3

DEPOMED, INC.

MANAGEMENT CONTINUITY AGREEMENT

This Management Continuity Agreement (the “Agreement”) is dated as of May 15, 2012 by and between [name] (“Employee”) and Depomed, Inc., a California corporation (the “Company”).  This Agreement is intended to provide Employee with certain benefits described herein upon the occurrence of specific events.

RECITALS

A.                                    It is expected that another company may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors. The Board of Directors recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities.  The Board of Directors has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.

B.                                    The Company’s Board of Directors believes it is in the best interests of the Company and its shareholders to retain Employee and provide incentives to Employee to continue in the service of the Company.

C.                                    The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon certain termination of Employee’s employment in connection with a Change in Control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain with the Company, notwithstanding the possibility of a Change in Control.

D.                                    To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

                                                Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:

1.                                      At-Will Employment.  The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason.  If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to by the Company.  The terms of this Agreement shall terminate upon the earliest of: (i) the date on which Employee ceases to be employed as an corporate officer of the Company, other than as a result of an Involuntary Termination in connection with or within twelve (12) months following the effective date of a Change in Control, (ii) the date that all obligations of the parties hereunder have been satisfied, (iii) one (1) year after a Change in Control or (iv) June 30, 2014 (or, if later in the case of subclause (iv), the later to occur of (x) the termination of any Pending Change in Control (as defined below) (the date determined pursuant to this clause (iv) being the “End Date”) and (y) one year after the completion of any Pending Change in Control).  A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.  The rights and duties created by this Section 1 are contingent upon the Employee’s release of claims against the Company (at the time of termination in a form reasonably satisfactory to the Company) within sixty (60) days of his termination of employment and the expiration of any statutory revocation period and may not be modified in any way except by a written agreement executed by an officer of the Company upon direction from the Board of Directors.

2.                                      Benefits Upon a Change in Control; Termination of Employment.

(a)                                 Treatment of Equity Awards Upon a Change in Control.  In the event that Employee suffers an Involuntary Termination in connection with or within twelve (12) months following the effective date of a Change in Control, 100% of Employee’s unvested Company option shares and restricted stock units shall become immediately vested on such termination date and the risk of forfeiture of 100% of Employee’s restricted stock shall lapse.  Each such equity award shall be exercisable in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted.

(b)                                 Severance.  In the event that Employee suffers an Involuntary Termination in connection with or within twelve (12) months following the effective date of a Change in Control, Employee will be entitled to receive severance benefits as follows:  (A) severance payments for [twelve (12) (if Employee is not the CEO] [twenty-four (if Employee is the CEO)] months after the effective date of the termination (the “Severance Period”) equal to the base salary which Employee was receiving immediately prior to the Change in Control, which payments shall be paid during the Severance Period in accordance with the Company’s standard payroll practices; (B) a lump sum payment equal to [two times (if Employee is the CEO)] Employee’s Average Annual Bonus; and (C) continuation of payment by the Company of its portion of the health insurance benefits provided to Employee immediately prior to the Change in Control pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earlier of the end of the Severance Period or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law.  For purposes of this Agreement, “Average Annual Bonus” shall mean Employee’s average annual bonus earned for performance during the Company’s three (3) fiscal years immediately preceding the Company’s fiscal year in which the termination occurs; provided, however, that (x) sign-on or other special bonuses shall not be taken into account; (y) any bonus for a partial year shall be annualized; and (z) if Employee has not been employed for three (3) fiscal years, Employee’s target annual bonus at the time of termination shall be used for each fiscal year in which Employee was not employed by the Company.  For example, assume Employee was hired on July 1, 2011, earned a bonus of $50,000 for 2011 and

$125,000 for 2012 and had a target bonus of $150,000 for 2013.  Further assume that a Change in Control occurred in 2013 and Employee experienced an Involuntary Termination within twelve (12) months thereafter.  Employee’s Average Annual Bonus will be equal to $125,000 or $375,000 ($50,000 x 2 for 2011 + $125,000 for 2012 + $150,000 for 2013) divided by 3.  The payments to be provided under clauses (a) and (b) shall be paid or commence to be paid within sixty (60) days of Employee’s termination of employment; provided that if the sixty-day period commences in one calendar year and ends in a second calendar year, such payment will be made or commence to be made in the second calendar year.  Notwithstanding the foregoing, in the event the Board of Directors concludes in its reasonable judgment that the provision of subsidized COBRA benefits to Employee could cause the Company to become subject to excise tax as a result of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Healthcare Reform Act”), the Company shall pay Employee a monthly amount in cash equal to the amount of the COBRA subsidy during the period the Company is obligated to provide subsidized COBRA benefits to Employee.  In addition, Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment.

(c)                                  Termination for Cause.  If Employee’s employment is terminated for Cause at any time, then Employee shall not be entitled to receive payment of any severance benefits or equity award acceleration.  Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment.

(d)                                 Voluntary Resignation.  If Employee voluntarily resigns from the Company under circumstances which do not constitute an Involuntary Termination, then Employee shall not be entitled to receive payment of any severance benefits or equity award acceleration.  Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment.

3.                                           Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)                                 Change in Control; Pending Change in Control.  “Change in Control” shall mean any event so determined by the Board of Directors pursuant to Section 10.4 of the Company’s 2004 Equity Incentive Plan and that also constitutes a “change in the ownership or effective control” of the Company or change in the “ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”).  “Pending Change in Control” shall mean any Change in Control with respect to which the Company enters into a definitive agreement prior to the End Date which has not been completed or terminated as of the End Date.  Pending Change in Control shall include any Change in Control with respect to which the Company enters into a binding agreement within thirty days after the termination of any other Pending Change in Control.

(b)                                 Cause.  “Cause” shall mean (i) gross negligence or willful misconduct in the performance of Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors.

(c)                                  Involuntary Termination.  “Involuntary Termination” shall include: (1) any termination by the Company other than for Cause, death or disability, and (2) Employee’s voluntary termination for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that Employee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:  (i) a material diminution in Employee’s responsibilities, authority or duties; (ii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report, including a requirement that Employee report to a corporate officer or other employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation); (iii) a material diminution in Employee’s base salary (other than in connection with a general decrease in base salaries for most officers of the successor corporation); or (iv) a change in the geographic location at which Employee provides services to the Company by more than thirty (30) miles.  “Good Reason Process” shall mean that (i) Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) Employee notifies the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (iii) Employee cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Employee terminates his employment within 90 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.                                           Limitation and Conditions on Payments.

In the event that the severance and other benefits provided to Employee under this Agreement and any other agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under Sections 2(a) and 2(b) shall be payable either:

(a)                                 in full, or

(b)                                 as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under Section 2(a) and 2(b), notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by independent public accountants selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5.                                      Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” (as defined in Section 409A of the Code) and the deferral of the commencement of any severance payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated income recognition or additional tax under Section 409A of the Code, then the Company will not commence any payment of any such severance payments or benefits otherwise required hereunder (but without any reduction in such payments or benefits ultimately paid or provided to Employee) that (a) will not and may not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Employee’s termination of employment, and (b) are in excess of the lesser of (i) two (2) times Employee’s then annual compensation or (ii) two (2) times the limit on compensation then set forth in Section 401(a)(17) of the Code and will not be paid by the end of the second calendar year following the year in which the termination occurs, until the first payroll date that occurs after the date that is six (6) months following Employee’s “separation of service” with the Company (as defined under Code Section 409A).  If any payments are delayed due to such requirements, such amounts will be paid in a lump sum to Employee on the earliest of (x) the Employee’s death following the date of Employee’s termination of employment with the Company or (y) the first payroll date that occurs after the date that is six (6) months following Employee’s “separation of service” with the Company.  For these purposes, each severance payment or benefit is designated as a separate payment or benefit and will not collectively be treated as a single payment or benefit.  This paragraph is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code and any ambiguities herein will be interpreted to so comply.  Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A of the Code.  Notwithstanding anything to the contrary contained herein, to the extent that any amendment to this Agreement with respect to the payment of any severance payments or benefits would constitute under Code Section 409A a delay in a payment or a change in the form of payment, then such amendment must be done in a manner that complies with Code Section 409A(a)(4)(C).

6.                                      Conflicts.  Employee represents that Employee’s performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party.  Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.  Employee further represents that Employee is entering into or has entered into an employment relationship with the Company of

Employee’s own free will and that Employee has not been solicited as an employee in any way by the Company.

7.                                      Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                      Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

9.                                      Miscellaneous Provisions.

(a)                                 No Duty to Mitigate.  Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b)                                 Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date hereof, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

(d)                                 Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e)                                  Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f)                                   Arbitration.  Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Punitive damages shall not be awarded.

(g)                                  Legal Fees and Expenses.  The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

(h)                                 No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 8(h) shall be void.

(i)                                     Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j)                                    Effective Date.  This Agreement shall become effective on the date Employee commences employment with the Company.

(k)                                 Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company.  In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(l)                                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Agreement on the date first written above.

DEPOMED, INC.

By:
Name:
Title:

EMPLOYEE

[NAME]

Address: